Exhibit 10.25

                       Watkins-Johnson Company Employee Retention Program

March 1, 1999


As WJ has announced its intention to sell itself either in its entirety or as separate business segments, we want to assure you of the continued importance you each have to WJ, the products we produce, and the customers we support. We hope that the bonus programs described below will ensure that every employee will have an incentive to stay with WJ during these difficult times.

To participate in the following programs, or any other severance payments, you will be required to waive any claims against WJ. This waiver will be given to you at the time the entire company or your business unit is sold.

Enhanced Profit Sharing Package

Currently, every employee of Watkins-Johnson Company shares in a profit sharing bonus that pays a percentage of salary based on either group profit or WJ profit. Realizing that strong profitability is a large factor in creating value, WJ will double and annualize the profit sharing for each employee. This means that when the divestiture transaction for each employees' group closes or when the sale of all of WJ is complete, whichever comes first, using the regular profit sharing formula, WJ will compute the profit sharing percentage at the close of the transaction and then double and extend that percentage for all of 1999.

Transfer Bonus

We want to further reward those people who choose to stay with WJ until their group's transaction closes or until the sale of the entire company is complete, whichever comes first, and who then accept and begin employment with the company that purchases their group or the entire company. These people will receive a transfer bonus of two weeks base salary to be paid by WJ. The Transfer Bonus will require the confirmation to WJ that you have begun employment with the buyer of your group or the entire company.

RIF Protection

With the uncertainties of this period, we recognize the concern employees may have about the possible necessity for a reduction in force in selected job areas. To address this concern, in addition to the WJ Enhanced Severance package, any WJ employee not transferred to the new employer and RIF'd by WJ during the balance of 1999 will receive the doubled and annualized Enhanced Profit Sharing Bonus described above. This RIF protection will not be applicable in circumstances in which the transfer bonus would apply.



   The purpose of this document is to summarize the retention program and is informational only.
             Formal documents will be distributed at a later date.